Exhibit 10.11

June 27, 2020

Brett Bibby

Re:	Employment Contract Terms with Unity Technologies ApS

Dear Brett:

You are currently employed with Unity Technologies ApS (the “Company”). This letter agreement confirms the existing terms and conditions of your employment. This letter agreement shall supersede and replace in entirety your existing employment contract from the Company dated March 16, 2015.

CONTRACT OF EMPLOYMENT

Between

•	Unity Technologies ApS, Niels Hemmingsens Gade 24, 1153 Copenhagen K, Denmark (“the Company”)

And

•	Brett Bibby, [Address Intentionally Omitted] (“the Employee”)

1.

Position & Duties. You are serving in a full-time capacity as Senior Vice President & Chief Product Officer, reporting to the Chief Executive Officer, working in our offices located in Copenhagen, Denmark. You will be expected to travel as appropriate. Subject to the other provisions of this letter agreement, the Employee accepts that the duties may vary and develop in line with the position and according to the Company’s needs. The Employee shall also comply with the guidelines laid down by the Company from time to time.

2.

Place of Work. The Employee’s normal place of work continues to be Unity Technologies ApS at Niels Hemmingsens Gade 24, 1153 Copenhagen K, Denmark. The Company reserves the right to require the Employee to work, on a permanent or temporary basis, at any other premises it may acquire. The Employee’s position may involve travelling activities in Denmark and abroad.

3.

Working Hours. The weekly hours are 37,5 hours per week, exclusive of a lunch break of 30 minutes per day. The working hours will be organized according to the Company’s needs and according to further agreement. The Employee must to the extent required by the Company’s situation work longer than the normal working hours without any separate remuneration or time off in lieu of pay; payment thereof is included in the agreed salary.

4.

Salary. The gross salary of the Employee amounts to DKK 190,740.83 (DKK 2,288,890.00) on an annualized basis) and will be payable in 12 monthly installments at the end of the month to a bank account disclosed by the Employee. The Employee’s base salary will be reviewed annually, at the discretion of the Company and in accordance with the Company’s policy. A salary review does not, however, guarantee that any increase to salary will be implemented as any increases to salary are entirely at the Company’s discretion.

5.

Corporate Bonus. You are eligible to receive a discretionary corporate bonus of up to 75% of your earned annual salary during the previous fiscal year pursuant to the terms of the discretionary bonus letter provided to you outside of this agreement and only to the extent determined appropriate by the Company in its sole discretion. In order to be eligible to receive a discretionary corporate bonus, you must be employed by the Company on the date that corporate bonuses are paid. Any bonus amount will be paid out less all applicable taxes, withholdings, and deductions required by law.

6.

Holiday. The Employee is entitled to holiday with pay pursuant to the Danish Holidays with Pay Act in force at any time. A full list of public holidays the Company provides with paid time off can be found on the Company’s intranet site.

7.

Benefits. The employee is eligible to continue participating in any benefits plans offered to the Denmark-based employees of the Company, including but not limited to those listed in the Danish Maternity Act and the Danish Salaried Employees Act. Full details of all benefits policies can be seen in the Danish employee benefit guide on the Company’s intranet.

8.

Equity. You have been granted various equity interests in the Company. Those equity interests shall continue to be governed in all respects by the terms of the applicable equity agreements, grant notices and equity plans.

9.

Termination. Termination of the agreement by either party must be provided in writing to the other party. The Company may terminate the employment by giving the Employee six (6) months’ notice. Notwithstanding the above it has been agreed that the employment may be terminated by 1 months’ notice to expire at the end of a month if the Employee has received salary during sickness absence for a total period of 120 days (including Sundays and holidays) in the previous 12 months, cf. Section 5 (2) of the Salaried Employees Act. Notice of termination must be given while the Employee is still sick and in close connection with the 120 days

10.	Executive Severance Plan. You are eligible for severance benefits under the terms of the Senior Executive Severance Plan (“Severance Plan”).

11.

Duty of Confidentiality and Loyalty. The Employee shall keep secret all commercial information about the Company. This includes without limitation information about the Company’s technical know-how, customers, marketing, products, prices and similar business secrets.

The duty of confidentiality also applies after the effective date of termination, and the Employee is aware of the obligations to protect business secrets and the requirements for loyal conduct prescribed by section 3 of the Danish Marketing Practices Act and section 4 of the Danish Law on Business Secrets.

Non-compliance with the duty of confidentiality is considered a material breach of the employment relationship and can lead to summary dismissal. The Employee is obligated to compensate the Company, any affiliated companies, business partners or customers for any loss that they have suffered as a result of the non-compliance with the duty of confidentiality

All written documents concerning the Company’s business e.g. business relations, price lists, calculations, etc. must be stored carefully, kept secret and not be disclosed to unauthorized third parties. These documents and other material belonging to the Company and in the Employee’s possession must be returned immediately to the Company on the effective date of termination.

Return of the material must take place notwithstanding the reason for the termination of the employment, and the Employee is not entitled to exercise a lien in respect of any part of the material. In the event of the Employee’s death, the obligation to return material will rest upon the Employee’s estate.

During the employment with the Company, the Employee is not without the prior written consent of the Company entitled to engage actively or passively in any other business or undertake any other salaried or non-salaried business occupation. This applies especially if the other business competes or is likely to compete with the business of the Company.

12.	Intellectual Property Rights.

In this section, the following terms shall have the indicated meanings:

•	“developed” means made, conceived, created, discovered, developed, or reduced to practice.

•

“intellectual property” means all published and unpublished works of authorship, including without limitation audio-visual works, collective works, computer programs, software, compilations, code, databases, derivative works, literary works, mask works, and sound recordings; inventions and discoveries, including without limitation articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items; algorithms, customer lists, ideas, designs, formulae, know-how, methods, processes, prototypes, systems, and techniques; any anything else recognized as intellectual property under applicable law.

•

“intellectual property rights” means all proprietary rights and all rights in respect of patents, mask works, designs, copyright (including the right to prepare derivative works), trademarks, trade names, service marks, database rights, any applications for registration of any of the foregoing; author’s or moral rights; trade secret rights; all benefits, privileges, causes of action, and remedies relating to intellectual property, whether before or hereafter accrued (including, without limitation, the exclusive rights to apply for and maintain all registrations, renewals or extensions; to sue for all past, present, or future infringements or other violations of any rights in intellectual property; and to settle and retain proceeds from any such actions), free and clear of all liens and encumbrances and all similar or equivalent rights or forms of protection; and any other like rights under applicable law.

•

“Prior Innovations” means all intellectual property, and all intellectual property rights in respect thereof, relating in any way to the business or demonstrably anticipated research and development or business of the Company or its affiliated companies, which were developed by the Employee solely or jointly with others prior to the Employee’s employment with Company.

All intellectual property developed by the Employee during the employment, and which relate to the Employee’s assignments for the Company or which are connected with the business or demonstrably anticipated research and development or business of the Company or its affiliated companies at the time developed, as well as all intellectual property rights in respect of such intellectual property, are considered fully assigned to the Company without any limitations.

All intellectual property developed by the Employee until six months after the termination of the employment, and which relate to the Employee’s assignments for the Company or which are connected with the business or demonstrably anticipated research and development or business of the Company or its affiliated companies at the time developed, as well as all intellectual property rights in respect of such intellectual property, are also considered fully assigned to the Company without any limitations.

The Company is entitled to reassign any intellectual property or intellectual property rights in full or in part to a third party. Further, the Company is entitled in every respect to change intellectual property covered by the rights under the Danish Copyright Act or similar legislation, and the rules under sections 3 and 53-56 of the Danish Copyright Act or similar rules have been departed from to the widest possible extent in favor of the Company.

All intellectual property developed by the Employee as part of the employment either alone or jointly with others are considered the Company’s business secrets. The same applies to intellectual property of which the Employee has obtained knowledge in connection with the employment. Both during and after the employment, the Employee is not entitled to use such intellectual property and the Company’s other business secrets to the advantage of the Employee or a third party and to disclose any information concerning the intellectual property and other business secrets. This applies without any limitation in terms of time.

Unless as otherwise provided by mandatory law, the Employee will not be entitled to separate consideration for the assignment or exercise of intellectual property or intellectual property rights or similar rights or for any restrictions in relation to the Employee’s possibilities of exploiting and disclosing intellectual property and other business secrets as consideration in this respect has been taken into consideration in connection with the fixing of the Employee’s salary.

The Employee is under a continuing duty to disclose to the Company all intellectual property that is the object of assignment under this contract of employment, including without limitation the immediate disclosure in writing of any intellectual property covered by the Danish Utility Model Act. Further, the Employee must give the Company all information required for the Company to assess the importance of any such intellectual property and must assist the Company in securing the Company’s intellectual property rights in respect of such intellectual property. The Employee must for instance sign all documents and take any measures as may be legally necessary for the Company to obtain or to exploit its intellectual property rights in respect of such intellectual property.

13.

Personal Data. The Employee’s personal information is processed in accordance with the Company’s Privacy Policy. In order to ensure the Company’s compliance with its obligations under the GDPR and Data Protection Act, the Company’s policies and procedures regarding, data security, use of Internet / email system, etc., will continuously be made available through the Company’s intranet. The Employee is obliged to read and comply with the policies currently in force, procedures, etc.

14.	General.

The employment is governed by the Salaried Employees’ Act and the Holidays Act in force at any time. In addition, the employment is covered by the at any time applicable internal guidelines and policies. The Employee is obliged to acquaint himself with these guidelines and policies.

The Employee is entitled to salary during sickness. In case of sickness the Employee must no later than at commencement of normal working hours inform his/her immediate superior of this.

The Employee is entitled to salary on his/her child’s first and second day of sickness. Moreover, the child’s first and second day of sickness will be subject to the same rules as the Employee’s sickness days.

---oo0oo---

This contract of employment is signed in two copies, of which the Employee has received one.

/s/ John Riccitiello	/s/ Brett Bibby
Signed on behalf of the Company by:	Signed by the Employee:
John Riccitiello	Brett Bibby
Chief Executive Officer

August 4, 2020
Date Signed